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                                                                     EXHIBIT 3.1


                                  Translation



                            ARTICLES OF ASSOCIATION



                                       of



                     BROKAT Infosystems Aktiengesellschaft



                                   Stuttgart
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                                       I.
                               General Provisions

                                     (S) 1
                  Corporate Name, Registered Office, Duration


  (1)  The Company shall bear the corporate name:

                     BROKAT Infosystems Aktiengesellschaft.

  (2)  The Company shall have its registered office in Stuttgart.

  (3)  The Company is hereby established for an indefinite period of time.


                                     (S) 2
                               Corporate Purpose

  (1)  The corporate purpose of the Company shall encompass:

       a)  the development and sale of software and hardware solutions;

       b) consulting on the application and use of software and hardware solutions for secure data transmission in heterogeneous internal company-wide networks and intra-company networks;

       c) the acquisition and sale of software and hardware andsolutions, whether directly or indirectly, by taking shares in or acquiring companies whose corporate purpose consists of the activities mentioned under item a) or b) above.

  (2) The Company may conduct all transactions which are suited directly or indirectly to promote the corporate purpose. The Company may form, acquire, take shares in and manage the business of companies of the same or similar type.

  (3) The Company may establish branch offices within Germany and abroad. Such branch offices may bear a corporate name which varies in whole or in part from the corporate name of the principal office.

                                     (S) 3
                                 Financial Year

  The financial year of the Company shall be the calendar year.
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                                      II.
                            Capital Stock and Shares


                                     (S) 4
                                 Capital Stock

  (1) The Company's capital stock shall amount to Euro 27,311,184 (in words: twenty seven million three hundred abd eleven thousand one hundred and eighty-four euros) and shall be divided into 27,311,184 no-par-value shares.

  (2) The Management Board shall be authorized to increase with the approval of the Supervisory Board the capital stock in the period prior to 30 June 2003 through the issue of new shares in return for cash and non-cash contributions one or more times by a total of up to Euro 10,337,589 (in words ten million three hundred and thirty-seven thousand five hundred and eighty-nine euros) (Authorized Capital I). The Management Board shall decide on any exclusion of subscription rights with the approval of the Supervisory Board. The Supervisory Board shall be authorized to modify the wording of the Bylaws in accordance with the scope of the capital increase from authorized capital.

  (3) The Management Board shall be authorized to increase with the approval of the Supervisory Board the capital stock in the period prior to 30 June 2003 through the issue of new shares in return for cash and non-cash contributions one or more times by a total of up to Euro 2,600,000 (Authorized Capital II). The full scope of shareholders' subscription rights may be excluded provided that the issue price of the new shares on the date of the final determination of the issue price is not materially below the market price of shares of the same class which were previously listed on the stock exchange. The Supervisory Board shall be authorized to modify the wording of the Bylaws in accordance with the scope of the capital increase from authorized capital.

  (4) The capital stock shall be conditionally increased by up to Euro 2,409,629 through the issue of up to 2,409,629 shares (Conditional Capital I). The conditional capital increase shall serve to grant options to Management Board members and employees of BROKAT Infosystems AG as well as to members of the management and employees of affiliated companies in accordance with the resolutions of the shareholders adopted at the General Meeting of 03 September 1998 and 18 November 1999. The conditional capital increase shall be carried out to the extent that the holders of option rights avail themselves of their rights. The new shares shall entitle their holders to dividends from the start of the financial year in which the new shares arise through the exercise of the option rights.
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                                     (S) 5
                        Common Provisions for All Shares

  (1) In the event of a capital increase, the entitlement to dividends associated with new shares may be determined at variance with Section 60, paragraph (2), sentence 3 of the Corporation Act.

  (2) The Management Board shall decide with the approval of the Supervisory Board on provisions regarding the issue, form and content of share certificates and dividend and renewal certificates.

      No claim shall exist to representation of shares by certificates. With the approval of the Supervisory Board, the Management Board may limit or exclude the representation of shares by certificates. In the event a shareholder requests that shares be represented by certificates at variance therewith, such shareholder must bear the costs of the share certificates.

  (3) Shares shall be bearer shares.



                                      III.
                              The Management Board

                                     (S) 6
                            Management Board Members

  The Management Board of the Company shall consist of one or more persons. Without prejudice to any mandatory legal provisions, the Supervisory Board shall determine the number of members of the Management Board. Alternate Management Board members may be appointed. The Supervisory Board may appoint a chairperson and one or more vice chairpersons of the Management Board.

                                     (S) 7
                            Power of Representation

  In the event only one Management Board member has been appointed, such member shall represent the Company alone. In the event several Management Board members have been appointed, the Company shall be represented by two Management Board members jointly or by one Management Board member acting jointly with a holder of commercial powers of attorney [Prokurist]. The Supervisory Board may delegate to one, several or all Management Board members the power to represent the Company alone. The Supervisory Board may empower Management Board members generally or in any specific case to conclude legal
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                                      -5-

  transactions simultaneously on behalf of the Company and as a representative of a company affiliated with the Company in the terms of
  Section 15 of the Corporation Act.

                                     (S) 8
                                   Management

  The Management Board shall conduct the business of the Company in accordance with the provisions of law, these Articles of Association and the rules of procedure of the Management Board to be issued by the Supervisory Board.

                                      IV.
                             The Supervisory Board

                                     (S) 9
                           Supervisory Board Members

  (1) The Supervisory Board shall consist of 6 (six) members.

  (2) The election shall be made for the longest term permissible in accordance with Sections 30 and 102 of the Corporation Act, unless the shareholders in General Meeting determine a shorter term of office during the election. Supervisory Board members may be re-elected.

  (3) In the event any member elected by the shareholders in General Meeting withdraws from the Supervisory Board prior to the expiration of his or her term of office, a new election shall be held for such member at the next General Meeting of shareholders, unless an alternate member has moved up for the withdrawn member. The term of office of the newly elected member or of any alternate member who has moved up shall be for the residual term of office of the withdrawn member.

  (4) The shareholders in General Meeting may elect alternate members for the Supervisory Board members to be elected by the shareholders in the event Supervisory Board members withdraw prior to the expiration of their term of office.

  (5) After the close of each financial year, the Supervisory Board members shall receive fair remuneration which shall be determined by resolutions of the shareholders in General Meeting. Such determination shall apply until the shareholders resolve otherwise in General Meeting.

     The Company shall reimburse the Supervisory Board members for their outlays. Outlays shall also include any turnover tax incurred on remuneration, provided the member of the Supervisory Board is entitled to invoice turnover tax separately and has exercised such right.
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                                     (S) 10
                                  Resignation

  Each member of the Supervisory Board may resign from his or her office upon giving one month's notice effective from the end of any month by way of a declaration to be addressed to the chairperson of the Supervisory Board or to the Management Board.

                                     (S) 11
                                     Chair

  (1) The Supervisory Board shall elect a chairperson and one or more vice chairpersons for the term of office of the person elected as a Supervisory Board member. The election shall be made at a meeting directly following the General Meeting at which the members to be newly elected by the shareholders are elected. No special invitation to such meeting shall be required. In the event the chairperson or one of the elected vice chairpersons withdraws from his or her office during the course of his or her term of office, the Supervisory Board must immediately hold a new election for the withdrawn member.

  (2) Declarations of intent of the Supervisory Board and the committees thereof shall be issued in the name of the Supervisory Board by the chairperson thereof. Only the Supervisory Board chairperson shall be authorized to take delivery of declarations addressed to the Supervisory Board.

                                     (S) 12
                   Convocation of Supervisory Board Meetings

  The meetings of the Supervisory Board shall be convoked in writing or by telefax by the chairperson observing a notice period of two weeks. The individual items on the agenda must be specified in the invitation. In case of urgency, the notice period may be reduced and the convocation may be made by telephone or e-mail.


                                     (S) 13
                                  Resolutions

  (1) Resolutions of the Supervisory Board shall be adopted at meetings. Resolutions of the Supervisory Board may only be adopted in writing, by telephone, telefax or e-mail provided that no member of the Supervisory Board objects to such procedure.

  (2) A quorum of the Supervisory Board shall be constituted when half of the members of which the Supervisory Board consists as a whole participate in the vote personally or through written ballot. A member shall also participate in the vote when such member abstains from voting.
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  (3) Unless a larger majority is determined by these Articles of Association, the resolutions of the Supervisory Board shall require a simple majority of the votes cast. In the event of a parity of votes, the vote of the Supervisory Board chairperson shall be decisive; with regard to elections, ties shall be decided by drawing lots.

      The chairperson shall chair the meetings of the Supervisory Board. The chairperson shall determine the order in which the items on the agenda are to be discussed as well as the type and order of the voting. These provisions shall apply accordingly to votes in writing, by telephone, telefax or e-mail.

  (4) Minutes must be kept of the meetings of the Supervisory Board; such minutes must be signed by the chairperson of the Supervisory Board. The Supervisory Board chairperson must sign the minutes to be kept on resolutions adopted in writing or by telephone or e-mail.


                                     (S) 14
                             Modification of Bylaws

  The Supervisory Board shall be authorized to adopt any modifications of these Articles of Association which only affect the wording hereof.


                                       V.
                         General Shareholders' Meetings

                                     (S) 15
                           Place of General Meetings

  General Shareholders' Meetings of the Company shall take place at the Company's registered office or at the location of a German stock exchange.


                                     (S) 16
                                  Convocation

  General Shareholders' Meetings shall be convoked by the Management Board. The convocation must be published in business newspapers, specifying the agenda, at least one month before the final deposit date ((S) 17(1) hereof), whereby the convocation date and the deposit date shall not be counted thereby.
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                                     (S) 17
                               Deposit of Shares

  (1) Only shareholders who deposit their shares prior to the end of normal business hours by the fifth business day prior to the meeting date at the latest with the Company, a German notary public or a bank for central deposit of securities or with the other agents designated in the convocation to the General Meeting and leave their shares there until the conclusion of the General Meeting shall be entitled to participate in General Meetings and exercise voting rights. In the event the final day of the period falls on a Saturday, Sunday or a state-recognized holiday at the place of deposit, the respectively preceding business day shall replace such day.

  (2) In the event shares are deposited with a German notary public of with a bank for central deposit of securities, the confirmation to be issued thereby must be submitted to the Company cashier on the first business day after the expiration of the deposit period at the latest.

  (3) Deposit with a depositary shall be satisfied by the shares being frozen at a bank with the consent of the depositary on the latter's behalf until the conclusion of the General meeting.

  (4) Insofar as no share certificates have been issued, the Management Board shall determine in the invitation to the General Meeting the conditions under which the shareholders may exercise their voting and motion rights at the General Meeting.

  (5) Saturday shall not be considered a business day under the terms of the above provisions.


                                     (S) 18
                                 Chair, Voting

  (1) The chairperson of the Supervisory Board, a vice chairperson, or any other member determined by the Supervisory Board shall chair General Shareholders' Meetings. In the event no member of the Supervisory Board assumes the chair, the person to chair the meeting shall be elected under the direction of the oldest shareholder present.

  (2) The chairperson of the Meeting may determine an order for the discussion of the items on the agenda which varies from the announced agenda. Such person may furthermore determine the type and form of the voting.

  (3) Unless a larger majority is mandatory as prescribed by law or these Articles of Association, the resolutions of shareholders at General Meetings shall be adopted by a simple majority of the votes cast. Insofar as the Corporation Act further prescribes a majority of the capital
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                                      -9-

      stock represented during the vote in order to adopt resolutions, the simple majority of the capital represented shall be sufficient, unless a larger capital majority is mandatory as prescribed by law.


                                     (S) 19
                                 Voting Rights

  Each share shall grant the holder one vote. The voting right shall commence upon the full payment of the contribution.


                                      VI.
                          Appropriation of Net Income


                                     (S) 20
                              Transfer to Reserves

  In the event the Management and Supervisory Boards approve the annual financial statements, up to half of the net income may be transferred to other revenue reserves. The Management and Supervisory Boards shall moreover be empowered to transfer up to a further one quarter of the net income to other revenue reserves in accordance with Section 58(2) of the Corporation Act.


                                      VII.
                                Final Provisions

                                     (S) 21
                               Formation Expenses

  The Company shall bear the formation expenses up to an amount of DM 160,000.

                                     (S) 22
                                    Notices

  Notices of the Company shall be made in the Bundesanzeiger [German Federal Gazette] and, insofar as such is necessary based on the admission of the Company's shares to any German or foreign stock exchange, also in a national daily newspaper (official stock exchange bulletin).

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